U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 1, 2009

PRIVATE MEDIA GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	0-25067	87-0365673
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

Calle de la Marina 14-16, Floor 18, Suite D, 08005 Barcelona, Spain

(Address of principal executive offices)

34-93-620-8090

Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective March 1, 2009, the Board of Directors of Private Media Group, Inc. (the “Company”) increased the size of its Board of Directors from five directors to six, and appointed Ilan Bunimovitz as a director to fill the newly created vacancy on the Board, to serve until the Company’s next Annual Meeting of Shareholders. Mr. Bunimovitz was appointed as a director pursuant to his Employment Agreement with the Company and Game Link LLC, a subsidiary of the Company, entered into on January 20, 2009. The Employment Agreement was entered into in connection with the previously reported acquisition of Game Link LLC and eLine LLC by the Company on January 20, 2009, companies engaged in the business of digital distribution of adult content over the Internet and online eCommerce development. Mr. Bunimovitz was the founder and chief operating officer of Game Link LLC and an indirect co-owner of Game Link LLC and eLine, LLC.

The Employment Agreement provides for Mr. Bunimovitz to serve as Executive Vice President of the consolidated Internet and Internet-related business conducted by the Company and its subsidiaries for a period of three years, subject to earlier termination by either party under specified circumstances. Under the terms of the Employment Agreement the Company agreed to appoint Mr. Bunimovitz to its Board by March 1, 2009, and to nominate him to continue to serve as a director in 2009, 2010 and 2011 until such time as he ceases to be employed by the Company. The Employment Agreement provides for Mr. Bunimovitz to receive an annual base salary of $281,828, $271,070 and $302,648 in the first, second and third years of the employment term. He is also entitled to receive stock options on the same terms as stock options granted to Berth Milton, the Company’s Chairman, CEO and principal shareholder, during the term of the Employment Agreement, in an amount which is proportionate to the relative stock ownership as between Mr. Bunimovitz and Mr. Milton. If the Company terminates Mr. Bunimovitz’s employment during the term of the Employment Agreement other than for “cause,” or if Mr. Bunimovitz terminates his employment with the Company for “good reason,” then Mr. Bunimovitz is entitled to continue to receive his monthly base salary for the remaining period of the three year term.

In consideration of the acquisition of Mr. Bunimovitz’s interests in Game Link LLC and eLine LLC, he received 6,200,175 shares of the Company’s common stock and he is entitled to receive up to an additional 3,338,556 shares of common stock if the combined EBITDA of the digital media operations of the Company and Game Link meet specified targets in 2009, 2010 and 2011. The total value of the shares received and to be received by Mr. Bunimovitz in connection with the acquisition, assuming the EBITDA targets are met in 2009, 2010 and 2011, is EUR 7,418,271 (USD 9,634,118), based on the closing price of the Company’s common stock on January 20, 2009.

For further information regarding the terms of the acquisition by the Company of Game Link LLC and eLine, LLC see Exhibit 2.1 of the Company’s Report on Form 8-K filed with the SEC on January 23, 2009, which exhibit is incorporated herein by reference. The preceding discussion of certain terms of the Employment Agreement does not purport to be a complete description of such Agreement, and is subject to, and qualified in its entirety by, the full text of the Employment Agreement that is included in this report as Exhibit 10.1 and is incorporated herein by reference.

In connection with the acquisition of Game Link LLC and eLine LLC by the Company, Game Link LLC entered into a lease agreement with 537 Stevenson Street L.L.C., a limited liability company which is 50% owned by Mr. Bunimovitz, providing for the lease by Game Link LLC of the land and building used by Game Link in San Francisco, California. The lease extends through December 31, 2011, has a base rent of $13,620 per month, and provides for Game Link to be responsible for property taxes and maintenance expenses during the term of the lease. The Company believes the terms of the lease are no less favorable than those that would have been obtained in a transaction with an unrelated third party.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

The following exhibit is filed as part of this report:

10.1	Employment Agreement dated as of January 20, 2009, by and among Ilan Bunimovitz, Game Link LLC and Private Media Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

PRIVATE MEDIA GROUP, INC. (Registrant)

Date: March 5, 2009	/s/ Johan Gillborg
Johan Gillborg,
Chief Financial Officer

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